EXHIBIT 5.1
July 21, 2006

Cougar Biotechnology, Inc.
10990 Wilshire Boulevard, Suite 1200
Los Angeles, CA 90024

RE: Pre-Effective Amendement No. 1 to a Registration Statement on Form SB-2/A

Gentlemen:

We have acted as counsel to Cougar Biotechnology, Inc., a Delaware corporation (the "Company") in connection with the preparation of a Pre-Effective Amendement No. 1 to a Registration Statement on Form SB-2/A, File No. 333-133779 (the "Registration Statement"), to be filed by the Company with the Securities and Exchange Commission on or about July 21, 2006 relating to the registration under the Securities Act of 1933, as amended of an aggregate of 11,643,871 shares of the Company's common stock, $.0001 par value consisting of: (i) 1,054,084 shares of issued and outstanding Common Stock (the "Common Shares"), (ii) 9,486,752 shares (the “Conversion Shares”) issuable upon the conversion of outstanding shares of Preferred Stock (the “Preferred Stock”) and (iii) 1,103,035 shares (the “Warrant Shares”) issuable upon exercise of certain outstanding Warrants (the “Warrants”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the 1933 Act.

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation, as amended and the Bylaws of the Company, each as currently in effect; (iii) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Common Shares, Conversion Shares and Warrant Shares, the preparation and filing of the Registration Statement and certain related matters; (iv) certain agreements, certificates of public officials, certificates of other officers or representatives of the Company or others; and (v) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

We are attorneys licensed to practice in the State of Minnesota and the opinions expressed herein are limited to the Federal securities laws of the United States, the laws of the State of Minnesota, the General Corporation Law of Delaware, applicable provisions of the Delaware Constitution and reputed judicial decisions interpreting those laws.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1.	The Common Shares have been duly authorized and are validly issued, fully paid and nonassessable; and

2.	The Warrant Shares have been duly authorized and, when issued against payment of the requisite exercise price under the respective Warrants, will be validly issued, fully paid and nonassessable.

3.	The Conversion Shares have been duly authorized and, when issued upon conversion of the Prefered Stock, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption "Validity of Common Stock " in the prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP